Varsity Group Announces Extension of Its Agreement With Baker & Taylor and Schedules Second Quarter Earnings Release Date

WASHINGTON, DC -- 07/27/2005 -- Varsity Group Inc. (NASDAQ: VSTY) announced today that it signed an amendment to its current agreement with its fulfillment partner, Baker and Taylor, Inc. ("Baker & Taylor") extending the agreement to June 30, 2008. The agreement was originally scheduled to expire on June 30, 2006. Baker & Taylor, a leading distributor of books, videos and music products, has provided the Company's order fulfillment and drop shipment services since its inception.

"The decision to extend our agreement with Baker & Taylor reflects our core focus on customer satisfaction and commitment to operational excellence," commented Eric Kuhn, Chairman and Chief Executive Officer of Varsity Group. "Baker & Taylor provides us with the highest level of fulfillment services in the marketplace today and their multiple distribution centers ensure that our customers will have the fastest service in the industry. We are very excited to continue to have Baker & Taylor as our principal supplier of textbooks and drop-ship and fulfillment services."

"Varsity Group's renewal represents its continued commitment to providing its eduPartners program with the most efficient and cost-effective fulfillment of their textbooks, now and into the future," said Richard Willis, Chairman and Chief Executive Officer of Baker & Taylor. "We look forward to continuing our long-standing relationship with Varsity Group."

Separately, the Company announced it would release financial results for its second quarter ended June 30, 2005 after the market closes on Monday, August 15, 2005.

ABOUT BAKER & TAYLOR

Baker & Taylor, Inc. is a global information and entertainment services company that offers books, videos, music, games and services to libraries, educational, and medical institutions, and Internet retailers. Based in Charlotte, N.C., the company has been in existence for over 177 years, developing long-term relationships with over 30,000 suppliers, including book publishers, movie studios, game producers, and music labels. Baker & Taylor maintains one of the largest combined in-stock book, video and music inventory in the United States, and services the broadest customer base in the industry. Baker & Taylor is owned by Willis Stein & Partners, a leading private equity investment firm specializing in investments in profitable, well-managed, and growing businesses targeting the consumer products and services, media, business services, manufacturing, and health care industries.

ABOUT VARSITY GROUP INC.

Varsity Group Inc. is a leading provider of online bookstore solutions for educational institutions, and through its Campus Outfitters subsidiary, is a leading provider of uniform needs for private schools. Varsity Group's eduPartners program offers educational institutions a comprehensive eCommerce solution for their textbook procurement operations. EduPartners today comprises a nationwide network of hundreds of educational institutions that have chosen to move their bookstore operations online through its innovative and convenient outsource model.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group's business that are not historical facts are "Forward-Looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

Contact:
Jack Benson
Company: Varsity Group Inc.
Title: Chief Financial Officer
Voice: 202-667-3400
URL at http://www.varsity-group.com